Exhibit 99.1

Eric Yeaman

Chief Financial Officer

(408) 907-1642

info@turnstone.com

Web Site: www.turnstone.com

TURNSTONE SYSTEMS ANNOUNCES STOCKHOLDER RATIFICATION OF

SPECIAL CASH DISTRIBUTION AND APPROVAL OF PLAN OF

COMPLETE LIQUIDATION AND DISSOLUTION OF THE COMPANY,

SETS RECORD DATE AND PAYMENT DATE FOR THE SPECIAL DISTRIBUTION

SANTA CLARA, CA – November 11, 2003 – Turnstone Systems, Inc. (Nasdaq:TSTN) announced that at today’s 2003 Annual Meeting of Stockholders, its stockholders ratified a special cash distribution of $2.77 per common share, or such lesser amount as the company’s board of directors may determine to be appropriate. Following the annual meeting, the company’s board of directors approved a special cash distribution of $2.77 per common share. The distribution will be payable on November 28, 2003 to the Company’s stockholders of record as of November 21, 2003.

At the annual meeting, stockholders also approved the liquidation and dissolution of the company. The company is proceeding with the sale of all of its assets, and thereafter intends to make distributions of net liquidation proceeds, if any, to stockholders.

About Turnstone Systems

Turnstone is based in Santa Clara, California. For more information about Turnstone, visit www.turnstone.com, email info@turnstone.com or phone the toll-free number 877-8-COPPER.

Safe Harbor For Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning the proposed special distribution, the liquidation and dissolution of the company and possible future liquidating distributions are forward-looking statements within the meaning of the Safe Harbor. These statements are based on management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ materially from those described herein include, without limitation, the following: the precise nature, amount and timing of any distributions to stockholders will depend on and could be delayed by, among other things, sales of our assets, claim settlements with creditors, resolution of outstanding litigation matters and unexpected or greater than expected expenses; our board of directors could elect to abandon or delay implementation of the plan of liquidation and dissolution; and our stockholders could be liable to our creditors up to the amount of any liquidating distributions received in the event we fail to create an adequate contingency reserve to satisfy all creditors’ claims against us. Further information on potential risk factors that could affect Turnstone, its business and its financial results are detailed in the our periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview,” pages 19 to 20, and “Risk Factors Affecting Future Results,” pages 28 to 32, in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003 filed with the Securities and Exchange Commission on November 4, 2003. We undertake no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.